Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-192178 on Form S-3 of our report dated March 1, 2013, relating to the consolidated financial statements of MetroPCS Communications, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of MetroPCS Communications, Inc. for the year ended December 31, 2012 and the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas
September 3, 2014